**AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT**

**among**

**PPTL INVESTMENT LIMITED**

**&**

**PHILIPS PENSION TRUSTEES LIMITED**

**relating to**

**PPTL INVESTMENT LP**

**Brodies LLP**
**15 Atholl Crescent**
**Edinburgh EH3 8HA**
**T: 0131 228 3777**
**F: 0131 228 3878**
**DX ED10**
**Ref:-ACC.AAA**
**2010**

9337821v3

**AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT**

among

1 **PPTL INVESTMENT LIMITED**, a company incorporated in Scotland under the Companies Acts (Registered Number: SC387663) and having its Registered Office at 15 Atholl Crescent, Edinburgh, EH3 8HA (the "**General Partner**"); and

2 **PHILIPS PENSION TRUSTEES LIMITED,** a company incorporated in England under the Companies Act 1929 (Registered Number: 00406330) and having its Registered Office at Philips Centre, Guildford Business Park, Guildford, Surrey, GU2 8XH (the "**Limited Partner**").

**RECITALS**

A The General Partner and the Limited Partner established a limited partnership under the name "PPTL Investment LP" ("**the Partnership**") for the purpose of owning, managing and exploiting such assets as may be contributed to the Partnership from time to time. The Partnership was established by a limited partnership agreement dated 29 October 2010 (the "**Original Partnership Agreement**").

B The Partnership was registered as a limited partnership in Scotland on 29 October 2010 under the Limited Partnerships Act 1907 with number 8360.

C The General Partner is a wholly-owned subsidiary of the Limited Partner.

D The General Partner, as the general partner of the Partnership, is responsible for the conduct, management and operation of the Partnership's business.

E The General Partner has made a Capital Contribution of £10 in its capacity as the general partner of the Partnership.

F The Limited Partner has made a Capital Contribution of £10 in its capacity as a limited partner of the Partnership.

G The General Partner and the Limited Partner wish to amend and restate the Original Partnership Agreement by executing this Agreement.

IT IS HEREBY agreed by the General Partner and the Limited Partner that the Original Partnership Agreement be replaced in its entirety and be superseded by this Agreement.

1 Definitions

In this agreement unless the context otherwise requires:

1.1 **"Accounting Period"** means and includes any accounting period of the Partnership as specified in clause 4.1;

1.2 **"Accounts"** means the accounts prepared in accordance with clause 4.2 in respect of each Accounting Period;

1.3 **"Act"** means the Limited Partnerships Act 1907;

1.4 **"Capital Account"** of any Partner, means the capital account maintained in the books of the Partnership for such Partner in accordance with clause 6.1 with the initial balance comprising the Capital Contribution of each Partner, as adjusted from time to time as hereinafter provided;

1.5 **"Capital Contribution"** of any Partner, means the total capital contribution paid or transferred in specie to the Partnership as set out opposite the Partner's name in the Schedule;

1.6 **"Commencement Date"** means 29 October 2010, being the date on which the Partnership was registered under the Act as a limited partnership;

1.7 **"Contractual Transfer"** means the transfer from the Limited Partner to the Partnership of 42,715,650 ordinary shares numbered 172,535,851 through 215,251,500 in the share register of NXP Semiconductors N.V.;

1.8 **"Current Account"** of any Partner, means the current account maintained pursuant to clause 7.1 in the books of the Partnership for such Partner, as adjusted from time to time as hereinafter provided;

1.9 **"Lock-up Letter"** means the lock up letter confirming that the Partnership will not breach certain sale restrictions placed upon it in respect of the 42,715,650 ordinary shares numbered 172,535,851 through 215,251,500 in the share register of NXP Semiconductors N.V., being the shares comprised in the Contractual Transfer;

1.10 **"Original Partnership Agreement**:" has the meaning ascribed thereto in Recital A;

1.11 **"Partner"** means any of the General Partner and/or the Limited Partner and **"Partners"** shall be construed accordingly;

1.12 **"Partnership"** has the meaning ascribed thereto in Recital A;

1.13 **"Schedule"** means the schedule of capital contributions annexed as relative hereto;

1.14 **"Share Purchase Agreement"** means the amended and restated agreement between the Partnership, the Limited Partner, the General Partner and Koninklijke Philips Electronics N.V. dated 29 October 2010 for the sale and purchase of 42,715,650 ordinary shares numbered 172,535,851 through 215,251,500 in the share register of NXP Semiconductors N.V.;

1.15 **"Shareholders' Agreement"** means the shareholders' agreement dated 5th August 2010 in respect of NXP Semiconductors N.V, to which the Limited Partner has adhered with effect from 7 September 2010 and to which the Partnership will adhere from the date hereof;

1.16 **"Termination Accounts"** means the accounts prepared pursuant to clause 10.1;

1.17 **"Termination Date"** means the date of termination of the Partnership pursuant to clause 9.1.3;

1.18 **"UK GAAP"** means the generally accepted accounting policies and practices applied to limited partnerships formed under the Act in the United Kingdom or such other accounting policies and practices as shall be selected by the General Partner in consultation with the Limited Partner; and

1.19 **"Working Day"** means any day, Monday to Friday inclusive, on which clearing banks in the City of London are open for the conduct of ordinary non-automated business.

1.20 Any reference in this agreement to any statute or statutory provision shall be construed as if it referred to that statute or provision as amended, re-enacted or extended from time to time.

1.21 Where the context so admits, any word importing the singular number shall be construed as if it referred also to the plural number and vice versa, and any word importing any individual shall be construed as if it referred also to firms and corporations and vice versa.

1.22 References to clauses and the Schedule are to the clauses of and the Schedule to this agreement unless otherwise stated.

1.23 The headings in this agreement are inserted for convenience only and shall be ignored in construing this agreement.

**2 Formation of Partnership**

**2.1 limited partnership**

The Partnership has been registered as a limited partnership (within the meaning of the Act) for the purposes set out in this agreement.

**2.2 Partnership name**

The business of the Partnership shall be carried on under the name **"PPTL Investment LP"**.

**2.3 commencement**

The Partnership shall be held to have commenced as at the Commencement Date and subject to the provisions herein contained shall continue thereafter until the Termination Date.

**2.4 business of the Partnership**

2.4.1 The purpose of the Partnership is to carry on in Scotland and elsewhere the business of owning, managing and exploiting such assets as may be contributed to the Partnership from time to time (such business to be carried on in accordance with the provisions of clause 3.1.2 below and, for the avoidance of doubt, the Share Purchase Agreement).

2.4.2 The parties hereby agree that the Limited Partner shall make the Contractual Transfer to the Partnership in consideration for the Original Partnership Agreement in place at the date of registration of the Partnership being amended and replaced by this Agreement.

2.4.3 Subject at all times to (i) clause 3.1.2 below, (ii) the Share Purchase Agreement, (iii) the Shareholders' Agreement and (iv) the Lock-up Letter, the parties further agree that the shares comprised in the Contractual Transfer (being the 42,715,650 ordinary shares numbered 172,535,851 through 215,251,500 in the share register of NXP Semiconductors N.V.) shall be subject to the following terms:

2.4.3.1 all of the shares shall be sold by the Partnership on the first business day on which such a sale becomes possible in terms of the legal, contractual and regulatory requirements applicable to the Partnership as the holder of shares;

2.4.3.2 notwithstanding clause 2.4.3.1 above, the General Partner may, if after taking investment advice (or pending the receipt of such advice) it determines in its absolute discretion that it would be in the interests of the Partnership, either (i) require the Partnership to postpone any sale of the shares it would otherwise have made under paragraph 2.4.3.1, or (ii) require the Partnership not to make such a sale; and

2.4.3.3 in the event that the sale of part of the shares becomes possible in terms of the legal, contractual and regulatory requirements applicable to the Partnership as the holder of shares, and is achieved, the General Partner shall manage the sale of the balance as soon as possible in such a manner as is consistent with achieving a reasonable price.

2.4.4 The Partnership (acting through the General Partner or persons authorised on behalf of the Partnership in accordance with the terms of this Agreement) may execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may in the reasonable opinion of the General Partner be necessary or advisable in order to carry out the foregoing purposes and objectives, provided that any such activities and transactions are in accordance with the terms of this Agreement (including, for the avoidance of doubt, clause 3.1.2 below).

2.5 **profits and losses**

The Partners shall share profits and losses of the business of the Partnership as set out in clause 7.3 of this agreement.

2.6 **liability of partners**

2.6.1 In the event that the Partnership is unable to pay, satisfy or discharge any of its debts, liabilities or obligations out of the property, assets or funds contributed by Partners or otherwise belonging to the Partnership, then the liability of the Limited Partner for the payment, satisfaction and discharge thereof shall be limited to its Capital Contribution.

2.6.2 Subject to the express terms on which such debts, liabilities or obligations are undertaken, the General Partner shall assume and be liable for payment, satisfaction and discharge of the debts, liabilities and obligations of the Partnership to the extent that the same cannot be discharged out of the assets from time to time of the Partnership.

2.7 **principal place of business**

The Partnership shall have a principal place of business at 15 Atholl Crescent, Edinburgh, EH3 8HA or such other place in Scotland as the General Partner may from time to time notify in writing to the Limited Partner.

2.8 **registration**

The Partnership has been registered in Scotland by the General Partner as a limited partnership under the Act provided that Section 6(5) (c) of the Act and Section 33(2) of the Partnership Act 1890 shall not apply to the Partnership and are hereby expressly excluded. The Partners shall at all times comply with the requirements of the Act and all other relevant enactments applicable to the establishment of the Partnership. In particular, but without prejudice to the foregoing generality, if during the continuance of the Partnership changes are made or occur in:-

2.8.1 the name of the Partnership;

2.8.2 the general nature of the business of the Partnership;

2.8.3 the principal place of business of the Partnership;

2.8.4 the name of any Partner;

2.8.5 the form or character of the Partnership;

2.8.6 the sum contributed or to be contributed by the Limited Partner by way of Capital Contribution;

2.8.7 the liability of any Partner by reason of his becoming a Limited Partner instead of a General Partner or a General Partner as opposed to a Limited Partner;

a statement signed by the General Partner on behalf of the Partnership specifying the nature of the change shall within seven days be sent by post or delivered to the Registrar of Companies in Edinburgh.

3 **Management of Partnership**

3.1 **general**

3.1.1 The management, operation and policy of the Partnership is vested in the General Partner which shall alone be responsible for the management of the business and operations of the Partnership.

3.1.2 The General Partner will exercise its powers as general partner of the Partnership in respect of the management, operation and policy of the Partnership so as to procure that:

3.1.2.1 the Partnership will comply with its obligations under the Share Purchase Agreement and any document to be entered into by the Partnership pursuant thereto; and

3.1.2.2 no step will be taken by or in relation to, and no agreement or arrangement shall be entered into by or in relation to, the Partnership that may either be inconsistent with, or prejudice the performance by the Partnership of, its obligations under the Share Purchase Agreement and any document to be entered into by the Partnership pursuant thereto, or be inconsistent with or amount to a breach of any of the warranties and/or undertakings given by or in respect of the Partnership in terms of the Share Purchase Agreement (including any warranties and/or undertakings given by the General Partner or by the Limited Partner in respect of the Partnership).

3.1.3 Subject to the provisions of clause 3.1.2, the General Partner shall have full power and authority in performing its duties and functions under this agreement:-

3.1.3.1 to act or rely upon the opinion or advice or any information obtained from any professional source whether reporting to the Partnership or the General Partner;

3.1.3.2 to act by such responsible employee, employees or agents (other than the Limited Partners) for the time being as the General Partner may select;

3.1.3.3 to delegate any part of its functions, duties, discretions, rights and powers including general management of the business of the Partnership to any person, firm or corporation (other than the Limited

Partner) and provided always that such person, firm or corporation exercises such delegated functions, duties, discretions, rights or powers (as applicable) in accordance with the provisions of clause 3.1.2, without liability on the part of the General Partner to the Limited Partner for any acts, defaults or omissions of any such person, firm or corporation save to the extent that the General Partner shall have acted with negligence in making such delegation; and

3.1.3.4 on behalf of the Partnership to enter into the Share Purchase Agreement and the documents contemplated to be entered into by the Partnership pursuant thereto.

3.2 **duties of the General Partner**

Without prejudice to the generality of clause 3.1.1, the General Partner shall:-

3.2.1 be responsible for managing, or supervising the management by authorised persons of, the investments of the Partnership;

3.2.2 collect all sums due to and remit all sums due from the Partnership;

3.2.3 make distributions to the Partners in accordance with the provisions of this agreement; and

3.2.4 be responsible if necessary for applying to the Commissioners of HM Revenue and Customs for registration of the Partnership under the Value Added Tax Act 1994,

PROVIDED THAT, in carrying out its duties hereunder, the General Partner shall always act so as to comply with its obligations pursuant to clause 3.1.2.

3.3 **expenses**

All costs, expenses and liabilities whatsoever of the Partnership shall be borne by the Partnership and without prejudice to the generality of clause 3.8 the General Partner shall be entitled to apply the assets of the Partnership in or towards the discharge of such liabilities.

3.4 **no participation in management by the Limited Partner**

3.4.1 The Limited Partner shall not participate in the management, administration or running of the Partnership.

3.4.2 The Limited Partner shall not hold itself out as a general partner or take or purport to take any action on behalf of the Partnership pursuant to any agreement or contract and shall have no right or authority to do any of the foregoing.

3.4.3 The Limited Partner shall have no power to sign, seal, execute or endorse any document for and on behalf of the Partnership or any Partner or otherwise to bind the Partnership to any agreement, contract or course of action.

3.5 **restrictions on powers of the General Partner**

Save as otherwise provided in this agreement and subject always to the provisions of clause 3.1.2, the General Partner shall not (either as principal or through an agent) effect any material change in the nature of the business of the Partnership.

3.6 **transactions between the Partnership and related parties**

Subject to the provisions of clause 3.1.2 and, for the avoidance of doubt, the Share Purchase Agreement, the Partnership shall not be precluded from contracting or entering in the ordinary course of the Partnership's business into any contract or arrangement with any person, trust, firm or corporation which is or may be interested, directly or indirectly, in the Partnership or any Partner (as the case may be) as partners, trustees, shareholders or directors or employees, or from directly or indirectly paying fees or commissions to any such person, trust firm or corporation for services rendered by it to the Partnership, provided that any such contract, transaction, arrangement or payment shall be entered into or made on an arm's-length commercial basis.

3.7 **dealings with third parties**

Notwithstanding but without prejudice to any other provision of this agreement, any third party dealing with the Partnership may rely conclusively upon the authority, power and right of the General Partner under this agreement.

3.8 **limitation of liability**

Neither the General Partner nor any of the persons, firms or corporations referred to in clause 3.1.3 shall, in the absence of negligence, bad faith, wilful default of its obligations or duties hereunder or misconduct, be liable to the Partnership or the Limited Partners for any act or omission in the course of or in connection with its duties under or in connection with this agreement.

3.9 **indemnity**

3.9.1 The General Partner shall, subject to the other provisions of this clause 3.9, be entitled to be indemnified out of the assets of the Partnership from and against all liabilities, losses, damages, judgments, costs and expenses (including, but without prejudice to the foregoing generality, amounts paid in satisfaction of judgments, or in compromise settlements, in fines, penalties and legal fees, reasonably incurred in connection with the conduct of any action, suit or other proceedings before any court or administrative or legislative body, in which the General Partner may be or may have been involved as a party or otherwise or with which it may be or may have been threatened) which may

be imposed on, incurred by or asserted against the General Partner by reason of its being or having been such General Partner.

3.9.2 Such indemnity shall not apply to any matter in respect of which the General Partner shall have been guilty of negligence, bad faith, wilful default of its obligations or duties hereunder or misconduct in each case on the part of the General Partner.

3.9.3 There shall be no indemnity to the General Partner for any loss it may suffer in respect of the General Partner's interest in the Partnership.

3.9.4 The indemnity contained in this clause 3.9 shall not be exclusive of or affect any other rights or remedies to which the General Partner may be entitled by law.

3.10 The indemnity provided by this clause shall not, and shall not be construed so as to, increase in any respect the liability of the Limited Partner as provided in clause 2.6.

**4 Accounts and reports to Partners**

**4.1 Accounting Periods**

4.1.1 Subject to clause 4.1.2, each Accounting Period of the Partnership shall be a period of 12 months and shall end on 31 December in each year.

4.1.2 The first Accounting Period of the Partnership shall be the period commencing on the Commencement Date and ending on 31 December 2010.

**4.2 Accounts**

As soon as possible after the end of each Accounting Period, the General Partner shall prepare and send to each Partner for approval the following:-

4.2.1 copies of the Accounts prepared for the Accounting Period in accordance with UK GAAP which shall contain such further information as is necessary to show a true and fair view of the financial affairs of the Partnership and the report of the Auditors (as defined in clause 4.3 below) of the Partnership thereon; and

4.2.2 such other financial information and documents as may be required under this Agreement and such additional information as the General Partner may deem appropriate.

**4.3 information**

The General Partner shall provide such information and documentation as the Limited Partner may at any time reasonably require for the purpose of making tax returns and such other information and documentation relating to the affairs of the Partnership as the Limited Partner may from time to time reasonably require. For any such purpose, the General Partner shall permit the Limited

Partner to have such access to the books and records of the Partnership as is reasonable in all the circumstances.

4.4 **meetings of partners**

4.4.1 Within 20 Working Days of the presentation of the Accounts in respect of any Accounting Period to the Partners, any Partner shall be entitled by written notice to the General Partner to require that a Partners' meeting be held for the purpose of considering and approving the Accounts for the preceding Accounting Period.

4.4.2 Within 10 Working Days of the receipt of any such notice, the General Partner shall convene such meeting by not less than 10 Working Days and not more than 20 Working Days notice in writing to the Partners.

4.4.3 There shall be only one such meeting in any Accounting Period and any such meeting shall be held at such place in Scotland nominated by the General Partner in the notice convening the meeting.

4.4.4 The Accounts shall be examined by the Partners and if approved shall be docquetted by them as correct.

4.4.5 If the Accounts are not so docquetted, the Accounts shall be held as approved unless any dissatisfied Partner shall within five Working Days of the meeting communicate in writing to the other Partners the details of his objections and request the appointment of an Arbiter, who after hearing Partners' views shall give his decision thereupon, which shall be final and binding on the Partners and the Accounts shall then be held as approved.

5 **Contributions**

5.1 **General Partner's and Limited Partner's Contributions**

The General Partner and the Limited Partner have, as of the Commencement Date, contributed the whole of their Capital Contributions to the Partnership.

6 **Capital Accounts**

6.1 **establishment of Capital Accounts**

6.1.1 A Capital Account shall be established and maintained for each Partner during the life of the Partnership to which the Capital Contribution of that Partner shall be credited and which will be adjusted to reflect any withdrawal of the Capital Contribution of that Partner upon ceasing to be a Partner.

6.1.2 No Partner may draw out or receive back the whole or any part of its Capital Contribution for so long as he or she remains a Partner.

6.2 **no interest on Capital Account**

No Partner shall be entitled to receive interest from the Partnership on its Capital Account unless agreed otherwise by all of the Partners.

7 **Current Accounts**

7.1 **establishment of Current Accounts**

A Current Account shall be established and maintained for each Partner during the life of the Partnership to which all allocations and deductions shall be made in accordance with clause 7.3.

7.2 **no interest on Current Account**

No Partner shall be entitled to receive interest from the Partnership on its Current Account unless agreed otherwise by all of the Partners.

7.3 **allocations and deductions to Current Account**

7.3.1 The amount to be credited or, as the case may be, charged to the Current Account of each Partner shall be calculated as at the end of each Accounting Period in accordance with clause 7.3.2.

7.3.2 If the Accounts for such Accounting Period (the "**Relevant Accounting Period**") reveal that the Partnership has made a capital or revenue profit or a loss for the relevant Accounting Period, or if the General Partner in its sole discretion otherwise determines that the Partnership has made a capital or revenue profit or a loss for the relevant Accounting Period, then the entire profit or loss (as the case may be) will be applied to or charged against the Current Accounts of the Partners as follows:

7.3.2.1 first, £500 of such profits or losses shall be applied to the General Partner's Current account; and

7.3.2.2 the balance of such profits or losses shall be applied to the Limited Partner's Current Account.

7.3.3 The application or charging of profits or losses mentioned in clause 7.3.2 shall be subject to adjustment to reflect the balances on and any additions to or withdrawals from the Partners' Current Accounts during the relevant Accounting Period.

7.3.4 There shall be deducted from the Current Account of each Partner the amount of any distribution made to each Partner in terms of clause 8.

7.4 **status of Current Accounts**

Amounts credited or allocated to the Current Account of any Partner shall not be regarded as capital or property contributed to the Partnership for the purpose of section 4(2) of the Act.

8 **Distributions**

8.1 **amount to be distributed**

Subject to the provisions of clause 3.1.2, the aggregate amount (if any) to be distributed to the Partners from their Current Accounts in respect of any Accounting Period shall be determined by the General Partner in its sole discretion.

8.2 **interim distributions**

The General Partner shall be entitled at its sole discretion, but subject to the provisions of clause 3.1.2, to make interim distributions to the Partners from their Current Accounts during an Accounting Period on account of the distribution applicable to the relevant Accounting Period.

9 **Resignation, death or insolvency of Partners**

9.1 **General Partner and Limited Partner**

9.1.1 The interest of the General Partner shall be personal to the General Partner and shall be incapable of assignation.

9.1.2 The General Partner may not resign from the Partnership.

9.1.3 Subject to the provisions of clause 3.1.2, the General Partner may determine the Partnership on not less than three months' notice in writing to the Limited Partners provided that no such notice may be given to expire otherwise than on the last day of an Accounting Period. On the expiry of such notice the Partnership shall terminate and the provisions of clause 10 shall apply.

9.1.4 The interest of the Limited Partner shall be personal to the Limited Partner and shall be incapable of assignation.

9.1.5 The Limited Partner may not resign from the Partnership.

10 **Termination Accounts**

10.1 **preparation of Termination Accounts**

In the event of the Partnership being determined in terms of clause 9.1.3, the General Partner shall procure the preparation of the Termination Accounts for the relevant Accounting Period ending on the Termination Date. The Termination Accounts shall be prepared (subject to the provisions of this clause) on the same basis as applicable to the Accounts as provided for in this agreement and

the General Partner shall use reasonable endeavours to procure that the Termination Accounts are produced promptly.

10.2 **distribution upon termination**

As soon as the Termination Accounts are available the General Partner shall make distributions out of the net assets of the Partnership as shown in the Termination Accounts to be applied in the following order of priority:-

10.2.1 to the payment of all debts, obligations and liabilities of the Partnership;

10.2.2 to the payment of all amounts credited to the Capital Accounts of the Partners in proportion to their respective Capital Contributions; and then

10.2.3 to the payment to each Partner of all amounts credited to the Current Account of such Partner as set out in the Termination Accounts.

## 11 Withdrawal of capital and profits

11.1 Except as herein expressly provided, no Partner shall be permitted to withdraw profits (including undrawn profits credited to its Current Account) or capital from the Partnership.

## 12 Introduction of new Partners

12.1 No party (which term, for the purposes of this clause 12.1, does not include the General Partner or the Limited Partner) shall be admitted into the Partnership as a Partner.

## 13 Miscellaneous

13.1 **entire agreement**

This agreement contains the entire agreement and understanding between the Partners or any of them and supersedes and cancels all previous negotiations, agreements and commitments in respect of the subject matter of this agreement, and no party has relied on any representation of any other party other than as expressly set out or referred to in this agreement.

13.2 **notices**

Any notice to be given hereunder to a Partner shall be in writing and may be served personally or by pre-paid first class letter to such Partner at the address specified in this agreement or at such other address as may from time to time be notified to the other Partners for this purpose. Any notice so given by letter and any Accounts or other information or document pursuant to clause 4 that are despatched by post shall be deemed to have been received two days after the day of posting and in proving the giving of such notice or the despatch of such Accounts or such other

information or documents it shall be sufficient to prove that the letter containing the notice or Accounts or such other information or documents was properly addressed and put into the post as a pre-paid first class recorded delivery letter.

13.3 **variation of agreement**

Except as otherwise specifically provided in this agreement or by law, the terms and provisions of this agreement may only be modified or amended by probative agreement among all of the Partners.

13.4 **confidentiality**

No announcement shall be made by any of the Partners concerning the subject matter of this agreement without the prior written consent of all the other Partners unless the obligation to make such announcement arises as a matter of law.

13.5 **law**

13.5.1 This agreement shall be governed by and construed in accordance with the law of Scotland.

13.5.2 Each of the parties hereto submits to the non-exclusive jurisdiction of the Court of Session in Scotland.

## 14 Execution

14.1 This document including the Schedule is executed as follows:-

For and on behalf of **PPTL INVESTMENT LIMITED**, acting through its duly appointed attorney

| | |
|---|---|
| [signature] | [signature] |
| signature of witness | signature of attorney |
| DAVID LIGHTBODY | ALISTAIR CARNEGIE CAMPBELL |
| full name of above (print) | full name of above (print) |
| 15 ATHOLL CRESCENT<br>EDINBURGH EH3 8HA | 29 OCTOBER 2010 |
| | date of signing |
| | EDINBURGH |
| address of witness | place of signing |

For and on behalf of **PHILIPS PENSION TRUSTEES LIMITED**, acting through its duly appointed attorney

| | |
|---|---|
| signature of witness | signature of attorney |
| DAVID LIGHTBODY | ALISTAIR CARNEGIE CAMPBELL |
| full name of above (print) | full name of above (print) |
| 15 ATHOLL CRESCENT<br>EDINBURGH EH3 8HA | 29 OCTOBER 2010<br>date of signing |
| address of witness | EDINBURGH<br>place of signing |